EXHIBIT 4.7
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                                                    PRICEWATERHOUSECOOPERS LLP
                                                    425 1st Street SW
                                                    Suite 1200
                                                    Calgary, Alberta
                                                    Canada T2P 3V7
                                                    Telephone +1(403)509 7500
                                                    Facsimile +1(403)781 1825
                                                    Direct Tel. (403)509-7500
                                                    Direct Fax  (403)781-1825


                               EnCana Corporation
                    (formerly PanCanadian Energy Corporation)
              Unaudited Pro Forma Consolidated Financial Statements
                               Compilation Report

To the Directors of EnCana Corporation

We have reviewed, as to compilation only, the accompanying unaudited Pro Forma Consolidated Statements of Earnings and Cash Flow from Operations for the six months ended June 30, 2002. In our opinion, the unaudited Pro Forma Consolidated Statements of Earnings and Cash Flow from Operations have been properly compiled to give effect to the proposed transaction and the assumptions described in the notes thereto.

signed ("PricewaterhouseCoopers LLP")

Chartered Accountants
Calgary, Alberta, Canada
July 25, 2002

            Comments for United States Readers on Differences Between
                 Canadian and United States Reporting Standards

The above opinion, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. Such standards contemplate the expression of an opinion with respect to the compilation of Pro Forma Financial Statements. United States standards do not provide for the expression of an opinion on the compilation of Pro Forma Financial Statements. To report in conformity with United States standards on the reasonableness of pro forma adjustments and their application to the Pro Forma Financial Statements would require an examination or review which would be substantially greater in scope than the review as to compilation only that we have conducted. Consequently, under United States standards, we would be unable to express any opinion with respect to the compilation of the accompanying unaudited Pro Forma Consolidated Statements of Earnings and Cash Flow from Operations.


signed ("PricewaterhouseCoopers LLP")

Chartered Accountants
Calgary, Alberta, Canada
July 25, 2002



PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and other members of the worldwide PricewaterhouseCoopers organization.

ENCANA CORPORATION

PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

(UNAUDITED)

                                                              ENCANA                AEC
                                                          Six Months       Three Months        PRO FORMA         ENCANA
                                                               Ended              Ended      ADJUSTMENTS      PRO FORMA
($ MILLIONS, EXCEPT PER SHARE AMOUNTS)                 June 30, 2002     March 31, 2002           Note 1   CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------
REVENUES, NET OF ROYALTIES AND PRODUCTION TAXES
   Upstream                                           $     2,138       $        835       $     (141)      $ 2,832
   Midstream and Marketing                                  1,600                343              141         2,084
   Other                                                       (1)                 -                -            (1)
------------------------------------------------------------------------------------------------------------------------
                                                            3,737              1,178                -         4,915
EXPENSES
   Transportation and selling                                 207                 79                -           286
   Operating                                                  629                202                -           831
   Purchased product                                        1,234                406                -         1,640
   Administrative                                              61                 24                -            85
   Interest, net                                              130                 61                9           200
   Foreign exchange                                          (180)                (1)               -          (181)
   Depreciation, depletion and amortization                   794                302               45         1,141
------------------------------------------------------------------------------------------------------------------------
EARNINGS BEFORE THE UNDERNOTED                                862                105              (54)          913
   Income tax expense (recovery)                              237                 39              (23)          253
------------------------------------------------------------------------------------------------------------------------
NET EARNINGS FROM CONTINUING OPERATIONS                       625                 66              (31)          660
NET EARNINGS FROM DISCONTINUED OPERATIONS                     (34)                 6                -           (28)
------------------------------------------------------------------------------------------------------------------------
NET EARNINGS                                                  591                 72              (31)          632
DISTRIBUTIONS ON PREFERRED SECURITIES, NET OF TAX               1                 16               (5)           12
------------------------------------------------------------------------------------------------------------------------
NET EARNINGS ATTRIBUTABLE TO COMMON SHAREHOLDERS      $       590       $         56       $      (26)      $   620
------------------------------------------------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE
Continuing operations

   Basic                                                                                                    $  1.37
------------------------------------------------------------------------------------------------------------------------
   Diluted                                                                                                  $  1.34
------------------------------------------------------------------------------------------------------------------------

Net earnings

   Basic                                                                                                    $  1.31
------------------------------------------------------------------------------------------------------------------------
   Diluted                                                                                                  $  1.28
------------------------------------------------------------------------------------------------------------------------



SECOND QUARTER REPORT 2002 ENCANA CORPORATION

ENCANA CORPORATION

PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOW FROM OPERATIONS

(UNAUDITED)


                                                                 ENCANA             AEC
                                                             Six Months    Three Months       PRO FORMA         ENCANA
                                                                  Ended           Ended     ADJUSTMENTS      PRO FORMA
($ MILLIONS, EXCEPT PER SHARE AMOUNTS)                    June 30, 2002  March 31, 2002          Note 1   CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net earnings from continuing operations                   $       625      $       66      $      (31)     $     660
Depreciation, depletion and amortization                          794             302              45          1,141
Future income taxes                                               141              19             (19)           141
Other                                                           (257)               3               -           (254)
-----------------------------------------------------------------------------------------------------------------------
CASH FLOW FROM CONTINUING OPERATIONS                            1,303             390              (5)         1,688
CASH FLOW FROM DISCONTINUED OPERATIONS                             24              15               -             39
-----------------------------------------------------------------------------------------------------------------------
CASH FLOW                                                 $     1,327      $      405      $       (5)     $   1,727
-----------------------------------------------------------------------------------------------------------------------
CASH FLOW PER COMMON SHARE FROM CONTINUING OPERATIONS

Basic                                                                                                      $   3.56
-----------------------------------------------------------------------------------------------------------------------
Diluted                                                                                                    $   3.49
-----------------------------------------------------------------------------------------------------------------------
CASH FLOW PER COMMON SHARE

Basic                                                                                                      $   3.64
-----------------------------------------------------------------------------------------------------------------------
Diluted                                                                                                    $   3.57
-----------------------------------------------------------------------------------------------------------------------

ENCANA CORPORATION

NOTE TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2002 (UNAUDITED)

1.  BASIS OF PRESENTATION

These unaudited Pro Forma Consolidated Statement of Earnings and Consolidated Statement of Cash Flow from Operations have been prepared for information purposes using information contained in the following:

         (a) EnCana's unaudited consolidated financial statements for the six months ended June 30, 2002

         (b) AEC's unaudited consolidated financial statements for the three months ended March 31, 2002.

         The pro forma adjustments include adjustments for financial statement presentation of segmented financial information. To be consistent with EnCana's segmented presentation, revenues associated with AEC's purchased gas activity have been reclassified from Upstream revenue.

         All pro forma adjustments related to the purchase price allocation have been based upon the Business Combination information disclosed in Note 3 of the June 30, 2002 unaudited Consolidated Financial Statements of EnCana and assume that the transaction occurred on January 1, 2002.

         Pro forma adjustments made in the unaudited Consolidated Statement of Earnings and unaudited Consolidated Statement of Cash Flow from Operations relate to (i) the recording of interest expense on the Capital Securities of AEC, (ii) the recording of Depreciation, depletion and amortization on the increase in the carrying value of Capital Assets resulting from the acquisition which has been allocated to capital assets that are subject to depreciation, depletion and amortization, and (iii) the recording of the future income tax benefits related to these additional expenses.

         These unaudited Pro Forma Consolidated Financial Statements may not be indicative of the results that actually would have occurred if the events reflected therein had been in effect on the dates indicated or of the results that may be obtained in the future.



SECOND QUARTER REPORT 2002 ENCANA CORPORATION